                                  EXHIBIT 23.1

                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors and Stockholders
Insteel Industries, Inc.

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 33-01032, 33-40410, 33-35316, 33-61887, and 33-61889) of
Insteel Industries, Inc. of our report dated October 24, 1995, relating to the consolidated balance sheet of Insteel Industries, Inc. and subsidiaries as of September 30, 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for the year then ended which report appears in the September 30, 1995 annual report on Form 10-K of Insteel Industries, Inc.



                                                           KPMG PEAT MARWICK LLP

Charlotte, North Carolina
December 21, 1995





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